For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS ANNOUNCES INCREASED

FIRST FISCAL QUARTER REVENUE AND INCOME ESTIMATES

Mountain View, CA—January 19, 2009—Catapult Communications Corporation (Nasdaq: CATT) today announced that revenues for its first fiscal quarter ended December 31, 2008 are currently expected to exceed the Company’s original guidance of $9.5 million by approximately $300,000, and that income before taxes is expected to exceed the Company’s original guidance by more than $600,000 due to higher gross profit, lower operating expenses and higher foreign currency exchange gains than originally anticipated.

As previously announced, the Company intends to report first quarter financial results after the end of regular trading on Thursday, February 5, 2009.

Forward Looking Statements

The statements in this press release regarding the Company’s expected first fiscal quarter revenues, gross profit, operating expenses, exchange gains and income before taxes are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s final review and determination of its revenues and expenses for the quarter. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the United Kingdom, Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

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